EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Craft Brew Alliance, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Craft Brew Alliance, Inc. on Form S-3 (File No. 333-219638) and on Forms S-8 (File No. 333-197251, and File No. 333-171372).

/s/ Grant Thornton LLP

Seattle, Washington
March 11, 2020